EXHIBIT 99.1

                [THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

July 28, 2004                                      For More Information Contact:
                          Mark D. Curtis, Executive Vice President and Treasurer
                                                        (516) 671-4900, Ext. 556

                             PRESS RELEASE IMMEDIATE
                 THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES
                               SIX MONTH EARNINGS

      Glen Head, New York, July 28, 2004 - During the first six months of 2004 the Corporation experienced continued growth in the average balances of several key deposit and loan products. When compared to the corresponding period last year, average checking balances were up 14%, or $37.6 million, balances on residential mortgage loans and lines were up 37%, or $48.8 million, and commercial loan balances were up 38%, or $15.5 million. In addition, money-market-type savings balances grew by 6%, or $18.8 million, and attorney escrow balances grew by 56%, or $6.6 million. Growth in these key product categories along with the continued impact of strategy changes made during the latter half of 2003 with respect to the Corporation's securities portfolio were significant items that positively impacted earnings for the first half of 2004 and helped to offset the negative influence of low interest rates.

      Earnings per share for the first six months of 2004 were $1.44, up 10 cents, or 7.5%, from the $1.34 earned for the corresponding period in 2003. Excluding an unusually large commercial mortgage prepayment fee that accounted for 8 cents of first quarter 2003 earnings, earnings per share for the six-month period were up 18 cents, or 14%. Second quarter earnings growth was even stronger than that experienced for the six-month period as earnings per share were up 13 cents, or 22%, from 60 cents in the second quarter of 2003 to 73 cents for the current quarter. Earnings growth, particularly for the second quarter, was helped by the fact that reinvestment rates improved and prepayments on mortgage securities declined.

      Despite the six-month and second quarter earnings increases, the low interest rate environment remains challenging. Net interest margin was 36 basis points (.36%) lower in the first half of 2004 than the corresponding period in 2003. Even though net interest margin stabilized during the first six months of 2004, it could, as cautioned in the past, decline further regardless of whether interest rates continue at their present level, move downward, or increase. The impact of a change in interest rates on net interest margin depends on, among other things, the amount of the change, whether or not the change impacts both short and long-term rates at the same time and in the same amount, and the degree to which rates on the Bank's loans and deposits are subject to competitive and other pressures.

                            BALANCE SHEET INFORMATION

                                                  6/30/04            12/31/03
                                                 ----------         ----------
                                                         (in thousands)

Total Assets .............................        $953,262           $914,264

Net Loans ................................         334,961            319,519

Investment Securities ....................         550,253            519,427

Checking Deposits ........................         308,068            297,454

Savings and Time Deposits ................         509,595            479,701

Total Stockholders' Equity ...............          89,669             89,291


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

                          INCOME STATEMENT INFORMATION

                                                         Six Months Ended           Three Months Ended
                                                     -------------------------   -------------------------
                                                       6/30/04       6/30/03       6/30/04       6/30/03
                                                     -----------   -----------   -----------   -----------
                                                           (in thousands)               (in thousands)
Net Interest Income .............................      $ 17,332      $ 16,173      $  8,767      $  7,701
Provision For Loan Losses .......................           200           150           100            75
                                                       --------      --------      --------      --------
  Net Interest Income After Loan Loss Provision .        17,132        16,023         8,667         7,626
                                                       --------      --------      --------      --------

Noninterest Income ..............................         3,130         3,002         1,571         1,517
Noninterest Expense .............................        12,140        11,557         6,109         5,872
                                                       --------      --------      --------      --------
  Income Before Income Taxes ....................         8,122         7,468         4,129         3,271
Income Tax Expense ..............................         2,086         1,865         1,067           761
                                                       --------      --------      --------      --------
  Net Income ....................................      $  6,036      $  5,603      $  3,062      $  2,510
                                                       ========      ========      ========      ========

Earnings Per Share:
  Basic .........................................      $   1.47      $   1.37      $    .74      $    .62
  Diluted .......................................      $   1.44      $   1.34      $    .73      $    .60

      This earnings release contains various "forward-looking statements" within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Act of 1934. Such statements are generally contained in sentences including the words "may" or "expect" or "could" or "should" or "would" or "believe". The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward looking statements. In addition, the Corporation assumes no duty to update forward-looking statements.

      For more detailed financial information please see the Corporation's Form 10-Q for the quarterly period ended June 30, 2004. The Form 10-Q will be available on or before August 9, 2004 and can be obtained from our Finance Department located at 10 Glen Head Road, Glen Head, New York 11545, or you can access Form 10-Q by going to our website at www.fnbli.com and clicking on "About Us", then clicking on "SEC Filings", and then clicking on "Corporate SEC Filings."


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